UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

Arcus Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 694-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 19, 2022, Arcus Biosciences, Inc. (the “Company”) issued a press release announcing positive results from the fourth interim analysis of ARC-7, its randomized, 150-patient Phase 2 trial in first-line metastatic PD-L1≥50% non-small cell lung cancer in which the Company is studying domvanalimab in combination with zimberelimab both with and without etrumadenant vs. zimberelimab monotherapy. This interim analysis was conducted at the clinical data cutoff date of August 31, 2022.

At the time of data cutoff, efficacy was evaluated in patients who had at least 13 weeks of follow-up and were therefore potentially eligible for at least two imaging scans (n=133), and safety was evaluated in all enrolled patients (n=149). With a median follow-up time for efficacy duration of approximately 12 months, both the doublet and triplet combinations demonstrated clinically meaningful improvements in median progression-free survival (PFS) and six-month landmark PFS rates compared to zimberelimab monotherapy, with a 45% reduction in risk of disease progression or death for the doublet and 35% for the triplet.

Each of the domvanalimab-containing study arms also demonstrated clinically meaningful improvements in objective response rate (ORR) compared to zimberelimab monotherapy. Confirmed ORR was 27%, 41% and 40% for the zimberelimab monotherapy arm and the domvanalimab-doublet and -triplet arms, respectively. While the triplet arm did not show an improvement over the doublet arm, it reinforces the results observed in the doublet arm, and the study will continue to monitor PFS, as well as overall survival, for the triplet arm as these data mature.

The efficacy results including ORR and PFS are summarized in the table below:

Endpoint	zimberelimab (Z) monotherapy (n=44)	domvanalimab + zimberelimab (DZ) (n=44)	etrumadenant + domvanalimab + zimberelimab (EDZ) (n=45)
Progression-free Survival (PFS)
Median in Months (95% CI)	5.4 (1.8, 9.6)	12.0 (5.5, NE)	10.9 (4.8, NE)
Hazard Ratio* (95% CI)		0.55 (0.31, 1.0)	0.65 (0.37, 1.1)
Six-month PFS rate (95% CI)	43% (27, 59)	65% (49, 80)	63% (48, 78)
Objective Response Rate (ORR)
ORR+ (95% CI)	27% (15.0, 42.8)	41% (26.3, 56.8)	40% (25.7, 55.7)

*Hazard ratio is for comparing domvanalimab-containing study arms to zimberelimab monotherapy.

+Based on confirmed response per RECIST 1.1

NE=not evaluable

No unexpected safety signals were observed across the three study arms at the time of data cutoff. The domvanalimab-containing study arms appeared to be generally well tolerated and showed an overall safety profile consistent with the known safety profiles of each individual molecule to date. Grade ≥3 treatment-emergent adverse events occurred in 58% of participants in the zimberelimab monotherapy study arm, 47% of the doublet arm, and 52% of the triplet arm. Incidence of infusion-related reactions was low across all treatment arms: 4%, 4% and 10% for zimberelimab monotherapy and the domvanalimab-doublet and -triplet arms, respectively. Immune-related adverse events, including the incidences and grades of rash and pruritus, were generally low and manageable with topical corticosteroids.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date:	December 19, 2022	By:	/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D. Chief Executive Officer (Principal Executive Officer)